Exhibit 10.1

December 27, 2017

Pamela H. Patsley

2828 N. Harwood Street, 15th Floor

Dallas, TX 75201

Dear Ms. Patsley:

This agreement is entered into by and between Pamela H. Patsley (“Executive”) and MoneyGram International, Inc. (the “Company”), and sets forth certain amendments to the Employment Agreement entered into between the Executive and the Company dated as of July 30, 2015, effective as of January 1, 2016 (the “Employment Agreement”). This agreement, and the amendments set forth herein, shall be effective as of the later signature date set forth below (the “Effective Date”).

By signing below, Executive and the Company acknowledge and agree that, effective as of the Effective Date:

1.    Section 1 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

“1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to the terms and conditions of this Agreement shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until February 2, 2018 (the “Term”).”

2. Section 4.2 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

“4.2 Cash Bonus. As of the Effective Date, Executive’s eligibility to receive an award under the Company’s Performance Bonus Plan, as amended from time to time, or any successor annual incentive compensation program (“PBP”), shall be in the sole discretion of the Board and subject to achievement of any annual PBP bonus goals established by the HRN or the Board in its sole discretion. For the avoidance of doubt, this Section 4.2 shall not affect the terms of any annual bonus awards previously granted to Executive under the PBP and outstanding as of the Effective Date.

3. Section 4.3 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

“4.3 Equity Awards. As of the Effective Date, Executive shall not be eligible to receive any awards under the Company’s 2005 Omnibus Incentive Plan, as amended from time to time, or any successor equity incentive compensation program (the “Equity Plan”). For the avoidance of doubt, this Section 4.3 shall not affect the terms of any outstanding awards granted under the Equity Plan and held by Executive as of the Effective Date, including the settlement or vesting provisions thereof.

4.    Section 6.2 of the Employment Agreement shall be deleted and the following shall be substituted therefor:

“6.2 Expiration of the Term. Upon expiration of the Term, Executive shall be entitled to receive the payments and benefits described under Sections 6.1(a), (b), (e) and (f) hereof.”

In the event of conflict between the terms of the Employment Agreement and the terms of this agreement, the terms of this agreement shall govern. Except as specifically referenced or addressed herein, all other terms, covenants and provisions of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Laura Gardiner
Name:	Laura Gardiner
Title:	Chief Human Resources Officer

Date:	December 27, 2017

ACKNOWLEDGED AND AGREED:

/s/ Pamela H. Patsley
Pamela H. Patsley

December 27, 2017
Date

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT LETTER AMENDMENT